SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant       ☒
Filed by a party other than the Registrant       ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Stoneridge, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

Not Applicable

(2)	Form, Schedule or Registration Statement No.:

Not Applicable

(3)	Filing Party:

Not Applicable

(4)	Date Filed:

Not Applicable

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008
EXECUTIVE COMPENSATION
ADDITIONAL INFORMATION

STONERIDGE, INC.
9400 East Market Street
Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold the 2008 Annual Meeting of Shareholders of Stoneridge, Inc. on Monday, May 5, 2008, at 10:00 a.m. Eastern Time, at the Grand Pavilion at the Avalon Inn located at 9519 East Market Street, Warren, Ohio 44484.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1. Election of seven directors, each for a term of one year;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3. Any others matters that properly come before the meeting.

Only shareholders of record at the close of business on March 21, 2008, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

AVERY S. COHEN,
Secretary

Dated: April 4, 2008

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors of Stoneridge, Inc. (the “Company”) is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on Monday, May 5, 2008, at 10:00 a.m. Eastern Time, at the Grand Pavilion at the Avalon Inn located at 9519 East Market Street, Warren, Ohio 44484. The Board of Directors is mailing this proxy statement and the accompanying notice and proxy to you on or about April 4, 2008.

Annual Report; Internet Availability

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2007 is enclosed with this proxy statement. Additionally, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2007 are available on our web site at www.stoneridge.com.

Solicitation of Proxies

The Board of Directors is making this solicitation of proxies and the Company will pay the cost of the solicitation. The Board of Directors has retained Georgeson Inc., at an estimated cost of $8,000, to assist the Company in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail by Georgeson Inc., the Company’s employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors,” and FOR the ratification of the independent public accountants. Your presence at the Annual Meeting of Shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at the Company’s address indicated on the attached Notice of Annual Meeting of Shareholders or in open meeting.

Voting Eligibility

Only shareholders of record at the close of business on the record date, March 21, 2008, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, the Company’s voting securities outstanding consisted of 24,669,608 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes certain information regarding the beneficial ownership of the Company’s common shares as of February 15, 2008, by: (a) the Company’s directors; (b) each other person who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) the Company’s executive officers and directors as a group.

	Number of
	Shares	Percent
	Beneficially	of
Name of Beneficial Owner	Owned(1)	Class

C.M. Draime(2)	5,650,000	23.3%
Jeffrey P. Draime(3)	3,020,530	12.5
Huntington National Bank(4)	2,052,142	8.5
Dimensional Fund Advisors LP(5)	2,048,368	8.5
KPR Capital Management, LLC(6)	2,010,333	8.3
John C. Corey(7)	421,811	1.7
Earl L. Linehan(8)	303,779	1.3
Avery S. Cohen(9)	92,779	*
Sheldon J. Epstein(10)	79,971	*
William M. Lasky(11)	32,300	*
Douglas C. Jacobs(12)	17,200	*
Kim Korth(13)	5,100	*
Thomas A. Beaver(14)	140,039	*
George E. Strickler(15)	118,847	*
Mark J. Tervalon(16)	85,400	*
Vincent F. Suttmeier(17)	61,874	*

All Executive Officers and Directors as a Group (12 persons)	4,379,630	18.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.

(2)	Represents 5,650,000 common shares held in trust for the benefit of the estate of the late D.M. Draime, of which Mrs. C. M. Draime is trustee. The address of C.M. Draime is C.M. Draime c/o Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484.

(3)	Represents 1,010,595 common shares held in trust for the benefit of Jeffrey P. Draime, of which Mr. Draime is trustee, 1,964,735 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 5,100 restricted common shares, which are subject to forfeiture, and 40,100 common shares owned by Mr. Draime directly. The address of Jeffrey P. Draime is c/o Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484.

(4)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by Huntington National Bank, the bank acts as agent or fiduciary with respect to the common shares listed above and has the sole power to vote or dispose of the common shares. Of the common shares reported by Huntington National Bank, 695,428 common shares are held in trust for the benefit of Draime family members of which Jeffrey P. Draime is trustee and are included in Mr. Draime’s beneficial ownership. The address of Huntington National Bank is 41 S. High Street, Columbus, Ohio 43215.

(5)	According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP, all common shares are owned by advisory clients of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	According to a Schedule 13G filed with the SEC by KPR Capital Management, LLC all common shares are held by clients of KPR Capital Management, LLC and those clients have granted KPR Capital Management, LLC investment discretion over portfolio investments, including these common shares. The address of KPR Capital Management, LLC is 8403 Honeywood Court, McLean, Virginia 22102.

(7)	Represents 10,000 common shares that Mr. Corey has the right to acquire upon exercise of share options, 306,000 restricted common shares, which are subject to forfeiture, and 105,811 common shares owned by Mr. Corey directly.

(8)	Represents 26,500 common shares that Mr. Linehan has the right to acquire upon the exercise of share options, 5,100 restricted common shares, which are subject to forfeiture, 225,000 common shares indirectly beneficially owned in a trust and 47,179 common shares owned by Mr. Linehan directly.

(9)	Represents 26,500 common shares that Mr. Cohen has the right to acquire upon the exercise of share options, 5,100 restricted common shares, which are subject to forfeiture, and 61,179 common shares owned by Mr. Cohen directly.

(10)	Represents 1,500 common shares owned by Mr. Epstein’s wife, 26,500 common shares that Mr. Epstein has the right to acquire upon the exercise of share options, 5,100 restricted common shares, which are subject to forfeiture, and 46,871 common shares owned by Mr. Epstein directly.

(11)	Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 10,200 restricted common shares, which are subject to forfeiture, and 12,100 common shares owned by Mr. Lasky directly.

(12)	Represents 5,100 restricted common shares, which are subject to forfeiture, and 12,100 common shares owned by Mr. Jacobs directly.

(13)	Represents 5,100 restricted common shares, which are subject to forfeiture.

(14)	Represents 45,000 common shares that Mr. Beaver has the right to acquire upon the exercise of share options, 56,050 restricted common shares, which are subject to forfeiture, and 38,989 common shares owned by Mr. Beaver directly.

(15)	Represents 108,750 restricted common shares, which are subject to forfeiture, and 10,097 common shares owned by Mr. Strickler directly.

(16)	Represents 4,000 common shares that Mr. Tervalon has the right to acquire upon the exercise of share options, 68,550 restricted common shares, which are subject to forfeiture, and 12,850 common shares owned by Mr. Tervalon directly.

(17)	Represents 8,500 common shares that Mr. Suttmeier has the right to acquire upon the exercise of shares options, 49,175 restricted common shares, which are subject to forfeiture, and 4,199 common shares owned by Mr. Suttmeier directly.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Code of Regulations, the number of directors has been fixed at seven. At the Annual Meeting of Shareholders, you will elect seven directors to hold office until the Company’s next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be elected to the Board of Directors. John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board of Directors. At the Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named.

The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote “FOR” the following nominees.

Nominees for Election at the Annual Meeting of Shareholders

			Expiration
		Period of	of Term
		Service as a	for Which
Name and Age	Principal Occupation	Director	Proposed

John C. Corey 60	President and Chief Executive Officer of the Company	2004 to date	2009
Jeffrey P. Draime 41	Owner of Silent Productions, a concert promotions company, and Owner of QSL Columbus, QSL Dayton, a restaurant franchise	2005 to date	2009
Sheldon J. Epstein 69	Partner, Moss Adams LLP, an independent public accounting firm	1988 to date	2009
Douglas C. Jacobs 68	Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company	2004 to date	2009
Kim Korth 53	President, IRN, Inc., an international automotive consulting firm	2006 to date	2009
William M. Lasky 60	Retired Executive; Chairman of the Board of Directors of the Company	2004 to date	2009
Earl L. Linehan 66	President, Woodbrook Capital Inc., a venture capital and investment firm	1988 to date	2009

Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except for the following:

Mr. Corey was the President and Chief Executive Officer of Safety Components International (a supplier of air bags and components) from October 2000 until January 2006. On January 16, 2006, Mr. Corey was appointed President and Chief Executive Officer of the Company.

Mr. Epstein was a managing member in the independent public accounting firm Epstein, Weber & Conover, PLC from January 2002 until December 2006.

Mr. Jacobs, a former partner of the accounting firm Arthur Andersen LLP, was Vice President-Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from 1999 to 2001, when he became the organization’s Executive Vice President-Finance, Chief Financial Officer and Treasurer until December 2005. In January 2006, Mr. Jacobs became Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and family trust, including the Cleveland Browns.

Mr. Lasky served as Chairman, Chief Executive Officer and President of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from January 2001 until December 2006.

Directorships

Mr. Corey is a director and chairman of the board of directors of Haynes International (a producer of metal alloys). Mr. Jacobs is a director of Standard Pacific Corporation (a national residential home builder in southern California), serving as chairman of its audit committee and as a member of its nominating and corporate governance committee. Mr. Lasky is a director of Accuride Corporation (a manufacturer and supplier of commercial vehicle components) serving as a member of its compensation committee and as chairman of its nominating and corporate governance committee.

CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Compensation, Audit, and Nominating and Corporate Governance committees are posted on our web site at www.stoneridge.com. Written copies of these documents will be available to any shareholder upon request. Requests should be directed to Investor Relations at the Company’s address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

The Company established a corporate ethics hotline as part of the Company’s Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in the Company’s Whistleblower Policy and Procedures, which is posted on our web site at www.stoneridge.com.

Director Independence

The New York Stock Exchange (“NYSE”) rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that the following directors are independent:

Sheldon J. Epstein	Kim Korth	Earl L. Linehan
Douglas C. Jacobs	William M. Lasky

The Board of Directors has not adopted categorical standards of independence.

The Board of Directors

In 2007, the Board of Directors held fourteen meetings and took action by unanimous written consent on one occasion. The Company’s policy is that directors attend the Annual Meeting of Shareholders. All directors attended the 2007 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the presiding director by the non-management directors to preside at the executive sessions of the non-management and independent directors. It is the Board of Directors’ practice to have the non-management directors meet regularly in executive session and to have the independent directors meet at least once a year in executive session.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each member of the Compensation, Audit, and Nominating and Corporate Governance committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Nominating and Corporate
Compensation Committee	Audit Committee	Governance Committee

Kim Korth	Sheldon J. Epstein*	Sheldon J. Epstein
William M. Lasky	Douglas C. Jacobs	William M. Lasky*
Earl L. Linehan*	William M. Lasky	Earl L. Linehan

*	Committee Chairperson

Compensation Committee

This committee held eight meetings during 2007. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers, approving executive officer compensation and benefits and recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans and certain other compensation matters, including director compensation. Recommendations regarding compensation of other officers are made to the Compensation Committee by our Chief Executive Officer. The Compensation Committee can exercise its discretion in modifying any amount presented by our Chief Executive Officer. The Compensation Committee regularly reviews tally sheets that detail the total compensation obligations to each of our executive officers. The Compensation Committee has retained Towers Perrin, an independent outside compensation consulting firm, to advise on all matters related to executive and director compensation. Specifically, Towers Perrin provides relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Audit Committee

This committee held nine meetings during 2007. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this proxy statement. The Board of Directors has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board of Directors also determined that Mr. Epstein qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Nominating and Corporate Governance Committee

This committee held one meeting in 2007. The purpose of the Nominating and Corporate Governance Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement the Company’s corporate governance policies and assess the effectiveness of the Board of Directors.

Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board of Directors. If a shareholder desires to recommend an individual for membership on the Board of Directors, then that shareholder must provide a written notice (the “Recommendation

Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.

In addition, in order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board of Directors, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board of Directors, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board of Directors prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Election of Directors” on page 4.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee has served as one of our officers or employees at any time. Additionally, no “Compensation Committee interlocks” existed during 2007.

Communications with the Board of Directors

The Board of Directors believes that it is important for interested parties to have a process to send communications to the Board of Directors. Accordingly, persons who wish to communicate with the Board of Directors may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors

(such as the presiding director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

Hunters Square

The estate of the late D.M. Draime, former Chairman of the Board of Directors and the father of Jeffrey P. Draime, a director of the Company, was, until September 2007, a 50% owner of Hunters Square, Inc. (“HSI”), an Ohio corporation. HSI owns Hunters Square, an office complex and shopping mall located in Warren, Ohio. The Company leases office space in Hunters Square. The Company pays all maintenance, tax and insurance costs related to the operation of the office. Lease payments made by the Company to HSI through September 2007 were $256,500. The Company will continue to make lease payments as required under the lease agreement, which terminates in December 2009. The Company believes the terms of the lease are no less favorable to it than would be the terms of a third-party lease.

Relationship with Counsel

Avery S. Cohen, one of the Company’s current directors, is a partner in Baker & Hostetler LLP, a law firm, which has served as general outside counsel for the Company since 1993. Mr. Cohen is not standing for election at this year’s Annual Meeting of Shareholders.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company and the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board of Directors. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2008

The Audit Committee of the Board of Directors intends to appoint Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ended December 31, 2008. Ernst & Young has been regularly engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s intended appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2008 fiscal year. The submission of this matter for approval by shareholders is not legally required. The Board of Directors, however, believes that the submission is an opportunity for the shareholders to provide feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the appointment of Ernst & Young, the appointment of the Company’s independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm.

The Board of Directors recommends that you vote “FOR” Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate audit fees billed by and paid to Ernst & Young by fee category for the fiscal years ended December 31, 2007 and 2006. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2007	2006

Audit Fees	$1,731,227	$1,646,111
Audit-Related Fees	—	3,000
Tax Fees	102,434	93,007
All Other Fees	11,732	21,764

Total	$1,845,393	$1,763,882

Audit Fees.  Audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory and regulatory audits and general assistance with the implementation of new regulatory pronouncements.

Audit-Related Fees.  Audit-related fees primarily relate to audits of employee benefit plans.

Tax Fees.  Tax fees primarily relate to tax audits, tax compliance, tax consulting and both domestic and international tax planning.

All Other Fees.  All other fees relate to regulatory reviews.

Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal 2007, as noted in the table above, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described previously. In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young which set forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternate dispute resolution procedures and an exclusion of punitive damages.

Audit Committee Report

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee is comprised of three directors, all of whom are “independent” for audit committee purposes under the current listing standards of the NYSE.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the Company’s independent registered public accounting firm, Ernst & Young, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee also obtained a formal written statement from Ernst & Young that described all relationships between Ernst & Young and the Company that might bear on Ernst & Young’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee discussed with Ernst & Young any relationships that might impact Ernst & Young’s objectivity and independence and satisfied itself as to Ernst & Young’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with the Company’s internal auditor and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, internal auditor and Ernst & Young, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The Audit Committee

Sheldon J. Epstein, Chairman
Douglas C. Jacobs
William M. Lasky

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;

•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of personal and corporate/division performance goals; and

•	Align total compensation with the objectives and strategies of our business and shareholders.

We have established a fundamental commitment to formulate the components of our compensation program under a “pay-for-performance” methodology. To this end, a substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and specific goals established for each individual and therefore may not be earned if targeted performance is not achieved.

We have fashioned the various components of our 2007 compensation payments and awards to meet our objectives as follows:

Type of Compensation	Objective Addressed

Base Salary	Competitive compensation
Annual incentive plan awards	Competitive compensation, retention and performance incentives
Equity-based awards	Competitive compensation, retention and performance incentives
Benefits and perquisites	Competitive compensation

Mix of Compensation

Our executive compensation is based on our “pay-for-performance” philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executive officers’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive officer’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on the performance of the Company as a whole. For 2007, an average of approximately 40% of our named executive officers’ (“NEO”) cash compensation shown in our Summary Compensation Table consisted of performance-based compensation.

Determination of Compensation

Based on the foregoing objectives, we have structured the Company’s executive officers’ compensation to provide adequate competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals. The Compensation Committee (the “Committee”) has retained the services of Towers Perrin, an outside compensation consultant, to assist the Committee to fulfill various aspects of its charter. During fiscal year 2007, Towers Perrin assisted the Committee with: keeping it appraised about relevant trends and technical developments during its meetings, providing consulting advice regarding change-in-control agreements and providing market data for the Chief Executive Officer (“CEO”) position and other executive officers. Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers. The annual evaluation of the CEO by the Board of Directors is considered by the Committee when establishing the compensation of the CEO.

Our executive officers receive two forms of annual cash compensation - base salary and annual incentive awards - which together constitute an executive officer’s total annual cash compensation. Please note that “total annual cash compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 16, which includes long-term incentive and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions. Our executive compensation levels are designed to be generally aligned with the 50th percentile of competitive market levels for each position.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market pay information provided by Towers Perrin to determine the appropriate level and mix of incentive compensation for each executive position.

Compensation Benchmarking and Peer Group

When reviewing competitive market levels, we considered compensation data based on general industry data derived from Towers Perrin’s 2006 and Watson Wyatt’s 2006/2007 executive compensation database for base salary, annual incentive and long-term equity-based incentive compensation. Because of the variance in size among the companies included in the database, regression analysis was used to adjust the compensation data for differences in company revenues. This adjusted value was used by the Committee as the basis of comparison of compensation for our executive officers in establishing 2007 compensation. In addition to this, the CEO and Chief Financial Officer (“CFO”) compensation was compared to data from a group of peer companies for determining the reasonableness and competitiveness of 2007 compensation. The Company reviews and recommends to the Committee, and the Committee approves, the selected companies included in the peer group analysis regularly to ensure it remains an appropriate benchmark for us. Our peer group for 2007 compensation analysis included the following companies in the electronic and motor vehicle parts manufacturing sector:

Amphenol	Esterline Technologies	Gentex
Thomas & Betts	Standard Motor Products	Sypris Solutions
Modine Manufacturing	Commercial Vehicle Group	Titan International
Ametek, Inc	Graco	Aftermarket Technology
AVX	Shiloh Industries	Methode Electronics
Accuride	CTS	Superior Industries International
Gentek	Technitrol	Nu Horizon Electronics Group

The peer group companies’ revenues range from $400 million to $1,400 million. Our revenue falls slightly below the median of this peer group. The peer group used for the compensation analysis is generally not the same as the peer group index in the Performance Graph included in the Annual Report to Shareholders. The peer group index is used because the Committee believes the investment community views the index as most comparable with our Company when reviewing our financial performance.

Elements of Compensation

The principal elements of compensation of our executive officers are:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity-based incentive awards; and

•	Benefits and perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs, our CEO is the only executive officer whose pay is governed by an employment agreement. The terms of Mr. Corey’s employment agreement are described under “Employment Agreements.”

Base Salaries

We use base salary as the foundation of our compensation program for our executive officers. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee approves all executive officer base salaries for the next calendar year at its December meeting to become effective January 1. Executive officers base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs.

Annual Incentive Awards

Our executive officers participate in the Annual Incentive Plan (“AIP”) which provides for annual cash payments based on achievement of specific financial and personal goals. We strongly believe that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance. In December 2006, the Committee approved the Company’s 2007 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary and are typically established based on competitive market data for each position.

The AIP is comprised of financial performance metrics and achievement of personal goals. The financial performance metrics portion is comprised of two elements: (1) operating profit — 50%; and (2) return on invested capital — 50%. The individual goals established for fiscal year 2007 were specific and measurable. Financial performance targets were set from the Company’s 2007 operating plan and were intended to be aggressive but achievable based on industry conditions known at the time they were established. The allocation between financial performance and personal performance differs based on the executive’s responsibilities; our CEO and CFO are measured on consolidated financial performance and individual performance, while the other executive officers are measured on consolidated financial performance, their respective business unit’s financial performance and individual performance. The following table indicates the 2007 target, the performance allocation and the achievement for the following NEOs:

					AIP
		Consolidated	Business Unit		Achievement
	AIP Target (Percent	Financial	Financial	Personal	(Percent of
	of base salary)	Performance	Performance	Performance	target)
John C. Corey	80%	70%	—	30%	110%
George E. Strickler	55%	70%	—	30%	122%
Thomas A. Beaver	45%	60%	30%	10%	140%
Mark J. Tervalon	45%	60%	30%	10%	107%
Vincent F. Suttmeier	45%	50%	40%	10%	122%

For each performance element, specific levels of achievement for minimum, target and maximum level were set. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved, while at minimum, 50% payout is achieved. Below the minimum target, no incentive compensation is earned. The AIP prorates incentive compensation earned between the minimum and maximum levels. The personal performance assessment of Mr. Corey was determined by the Committee. The personal performance assessment of each other executive officer was recommended by Mr. Corey and approved by the Committee. The payment of compensation under the 2007 plan was subject to our overall performance and appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity-Based Incentive Awards

Under the Company’s Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted shares and other equity-based awards. The Company believes that equity awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The Company has granted restricted common shares to executive officers since 2004. Prior to that, the Company had awarded share options as part of our incentive compensation programs. The determination of the number of restricted shares awarded is based on expected share value as a percentage of base salary. The percentages are representative of the competitive market data obtained during the annual compensation review process described above. The expected shares are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability. We believe that retaining talented executive officers is key to our business; therefore, we allocate 50% of the restricted share award to time-based restricted shares. The remaining 50% of the restricted share award is allocated to performance-based shares to incentivize performance.

Performance-Based Restricted Shares.  We believe that linking restricted common share grants to performance ties our executive officers’ overall compensation to returns to shareholders, which aligns our executive officers’ interests with our shareholders’ interests. The performance-based restricted common shares granted to our executive officers are subject to forfeiture based on the Company’s actual earnings per share (“EPS”) performance over a three-year period when compared to minimum, target and maximum EPS amounts over the same period. For 2007 grants, the performance period EPS was established from our budgeted EPS with a 10% annual growth factor for years two and three. Minimum EPS was established at 80% of target and maximum EPS was established at 120% of target. These metrics are intended to be aggressive but achievable based on industry conditions known at that time. Provided the executive officer remains employed, and depending on EPS performance, the amount of shares no longer subject to forfeiture prorates between minimum and maximum shares. Actual EPS performance below the minimum level results in the forfeiture of all shares. The performance-based restricted common shares awarded in 2007 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

Time-Based Restricted Shares.  The Company also views long-term equity-based incentives as an important tool for retaining executive talent. If the executive officer remains an employee at the end of the vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date. The time-based restricted common shares awarded in 2007 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

Timing of Grants.  It is the intent of the Committee to approve the restricted shares grant awards at the first regular meeting of the year; awards were granted at the February meeting for 2007. As a general practice, restricted share grant awards are approved only once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

Perquisites

The Company provides executive officers with perquisites the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, fully paid premiums for healthcare coverage, relocation allowances and country club dues. Incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

In early 2006, the Company entered into a negotiated employment agreement with Mr. Corey that provided for a base salary of $525,000; a guaranteed bonus for fiscal year 2006 of at least $250,000; participation in the annual incentive plan at a target of 70% of base salary; relocation benefits; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket expenses not to exceed $5,000 per covered family member on an annual basis. Mr. Corey was awarded 150,000 restricted common shares under the Company’s Long-Term Incentive Plan. The shares vest and are no longer subject to forfeiture 25% on January 16, 2006 and 25% on each January 16, 2007, 2008, and 2009. We entered into this agreement with Mr. Corey to address conditions of his employment when he joined Stoneridge in 2006 and to provide some security upon accepting this new position.

In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the compensation and benefits described below under “Potential Change in Control and Other Post-Employment Payments.”

The Company has not entered into employment agreements with any other NEO.

Termination and Change in Control Payments

The Company has entered into change in control agreements with our executive officers. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Deferred Compensation

Executive officers, as well as other key employees, may elect to have all or a portion of their base salary, annual incentive and equity-based compensation deferred until a future date pursuant to the Stoneridge, Inc. Employees’ Deferred Compensation Plan. This plan provides participants with a cost-effective tool to save for retirement or another specific financial need. Employees may elect to defer receipt of the compensation for three or five years from the last day of the calendar year in which it was deferred or until the date the employee separates from service. Amounts related to deferred cash compensation earn interest at a rate equal to the prime rate plus one percentage point, compounded quarterly. Distributions of deferred compensation may be made in one lump sum payment, five equal, annual installments or ten equal, annual installments.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s CEO and the other NEOs. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. Currently, all annual compensation is designed to be deductible under Section 162(m); however, in the future, the Committee may determine that it is appropriate to pay compensation which is not deductible.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”) implications of the long-term incentives.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Earl L. Linehan, Chairman
Kim Korth
William M. Lasky

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated persons for 2007.

							Non-Equity
						Stock	Incentive Plan	All Other
Name and						Awards	Compensation	Compensation
Principal Position	Year	Salary		Bonus		(3)	(4)	(5)	Total

John C. Corey	2007	$610,000		$—		$631,775	$537,532	$86,467	$1,865,774
President & Chief Executive Officer	2006	505,527		250,000	(2)	793,735	116,495	234,174	1,899,931

George E. Strickler	2007	315,000		—		176,179	211,625	30,397	733,201
Executive Vice President, Chief Financial Officer & Treasurer	2006	292,341		—		84,486	117,677	26,511	521,015

Mark J. Tervalon	2007	278,250		—		108,781	128,336	45,280	560,646
Vice President & President of the Stoneridge Electronics Division	2006	254,912	(1)	—		67,701	110,492	17,054	450,159

Thomas A. Beaver	2007	267,800		—		89,650	168,352	26,765	552,567
Vice President of Global Sales & Systems Engineering	2006	260,000		—		61,708	137,046	17,662	476,416

Vincent F. Suttmeier	2007	213,000		—		76,372	116,985	13,510	419,867
Vice President & General Manager of Stoneridge Pollak	2006	206,004		—		58,488	41,375	12,140	318,008

(1)	Mr. Tervalon elected to defer $8,833 of his 2006 salary.

(2)	Mr. Corey elected to defer 50% of his 2006 bonus.

(3)	The amounts included in the “Stock Awards” column represent the compensation cost recognized in each year related to non-option stock awards, as described in SFAS 123(R) . For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. Please see the Grants of Plan-Based Awards for 2007 table for more information regarding the stock awards granted in 2007.

(4)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned in the fiscal year listed, but paid in the subsequent fiscal year. Mr. Corey has elected to defer 50% of his 2007 and 2006 annual incentive award when paid. Mr. Tervalon elected to defer 10% of his 2006 annual incentive award when paid.

(5)	The amounts shown for 2007 in the “All Other Compensation” column are comprised of the following:

						Gross Up			Group
				Gross Up		on		Gross	Term
	Auto	401(k)	Life	on Life	Healthcare	Healthcare		Up on	Life	Club
	Allowance	Contribution	Insurance	Insurance	Costs	Cost	Relocation	Relocation	Insurance	Dues	Other	Total

Mr. Corey	$14,400	$10,125	$14,056	$9,900	$16,292	$11,475	$—	$—	$7,524	$—	$2,695	$86,467
Mr. Strickler	9,000	9,325	—	—	—	—	—	—	2,993	5,498	3,581	30,397
Mr. Tervalon	—	10,521	—	—	—	—	9,158	6,092	608	15,537	3,364	45,280
Mr. Beaver	14,400	9,864	—	—	—	—	—	—	1,336	—	1,165	26,765
Mr. Suttmeier	—	9,945	—	—	—	—	—	—	1,365	400	1,800	13,510

Grants of Plan-Based Awards for 2007

								All Other
								Stock Awards:	Grant Date
								Number of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Awards (4)

John C. Corey		$244,000	$488,000	$976,000					n/a
	2/25/07				26,200	52,400	78,600	52,400	$1,575,930
George E. Strickler	2/25/07	86,625	173,250	346,500	7,000	14,000	21,000	14,000	n/a 233,081
Mark J. Tervalon	2/25/07	62,607	125,213	250,426	4,750	9,500	14,250	9,500	n/a 285,713
Thomas A. Beaver	2/25/07	60,255	120,510	241,020	3,875	7,750	11,625	7,750	n/a 233,081
Vincent F. Suttmeier	2/25/07	47,925	95,850	191,700	2,500	5,000	7,500	5,000	n/a 150,375

(1)	The amounts shown reflect awards granted under the Company’s 2007 Annual Incentive Plan. In December 2006, the Compensation Committee approved 2007 target AIP awards expressed as a percentage of the executive officer’s 2007 base salary, and individual and Company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2007. The amount shown in the “target” column represents the target percentage of each executive officer’s 2007 base salary. The amount shown in the “maximum” column represents the maximum amount payable under the AIP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the AIP if only the minimum level of company and personal performance is attained, which is 50% of the target amount shown. Please see Compensation Discussion and Analysis — Annual Incentive Plan for more information regarding the Company’s AIP awards and performance measures.

(2)	The amounts shown reflect grants of performance-based restricted shares (“PBRS”) under the Company’s Long-Term Incentive Plan. The amount of PBRS that vest and are no longer subject to forfeiture will be determined on the third anniversary of the date of grant (assuming the grantee is still employed on that date) based on cumulative earnings per share between January 1, 2007 and December 31, 2009. The amounts shown in the “target” column represent those shares of PBRS granted that will vest if performance targets are attained. Each amount shown in the “maximum” column represents the maximum amount of shares that will vest under each grant, which is 150% of the target shown. Each amount shown in the “threshold” column represents the minimum amount of shares that will vest under each grant if the minimum level of performance is attained, which is 50% of the target amount shown. Please see Compensation Discussion & Analysis — Long-Term Equity-Based Incentive Awards for more information regarding the PBRS.

(3)	The amounts shown reflect grants of time-based restricted shares (“TBRS”) under the Company’s Long-Term Incentive Plan. The TBRS granted on February 25, 2007 will vest and no longer be subject to forfeiture on the third anniversary of the date of grant (assuming the grantee is still employed on that date).

(4)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with SFAS 123(R). For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Year-End

	Option Awards			Stock Awards
									Equity Incentive
							Equity Incentive		Plan Awards:
							Plan Awards:		Market or
							Number		Payout Value
	Number of			Number of		Market Value	of Unearned		of Unearned
	Securities			Shares or		of Shares	Shares, Units		Shares, Units
	Underlying			Units of Stock		or Units	or Other		or Other
	Unexercised	Option	Option	That		of Stock That	Rights That		Rights That
	Options	Exercise	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable	Price	Date	Vested		Vested(1)	Vested		Vested(1)

John C. Corey	10,000	$15.725	5/10/2014	75,000	(4)	$603,000	82,500	(8)	$663,300
				55,000	(5)	442,200	78,600	(9)	631,944
				52,400	(6)	421,296

George E. Strickler	—	—	—	7,500	(3)	60,300	41,250	(8)	331,650
				27,500	(5)	221,100	21,000	(9)	168,840
				14,000	(6)	112,560

Mark J. Tervalon	4,000	10.385	2/4/2013	2,850	(2)	22,914	10,700	(7)	86,028
				12,500	(5)	100,500	18,750	(8)	150,750
				9,500	(6)	76,380	14,250	(9)	114,570

Thomas A. Beaver	2,000	14.720	4/15/2009	2,850	(2)	22,914	10,700	(7)	86,028
	3,000	5.125	1/9/2011	9,250	(5)	74,370	13,875	(8)	111,555
	20,000	7.925	2/8/2012	7,750	(6)	62,310	11,625	(9)	93,465
	20,000	10.385	2/4/2013

Vincent F. Suttmeier	2,500	7.820	7/28/2010	2,850	(2)	22,914	10,700	(7)	86,028
	4,000	7.925	2/8/2012	9,250	(5)	74,370	13,875	(8)	111,555
	2,000	10.385	2/4/2013	5,000	(6)	40,200	7,500	(9)	60,300

(1)	Based on the closing price of the Company’s common shares on December 31, 2007 ($8.04), as reported on the New York Stock Exchange.

(2)	Restricted shares vest in two equal installments on April 18, 2008 and 2009.

(3)	Restricted shares vest in three equal installments on January 11, 2008, 2009 and 2010.

(4)	Restricted shares vest in two equal installments on January 16, 2008 and 2009.

(5)	Restricted shares vest on July 23, 2009.

(6)	Restricted shares vest on February 25, 2010.

(7)	Performance shares vest on April 18, 2008 subject to achievement of specified financial performance metrics.

(8)	Performance shares vest on July 23, 2009 subject to achievement of specified financial performance metrics.

(9)	Performance shares vest on February 25, 2010 subject to achievement of specified financial performance metrics.

Option Exercises and Stock Vested for 2007

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting	Vesting

John C. Corey	37,500	$344,250
George E. Strickler	2,500	22,225
Mark J. Tervalon	3,091	38,502
Thomas A. Beaver	3,091	38,502
Vincent F. Suttmeier	2,525	31,528

Nonqualifed Deferred Compensation for Fiscal Year 2007

Executive
	Contributions in	Aggregate Earnings	Aggregate Balance
Name	Last FY	in Last FY	at Last FYE

John C. Corey	$183,247	$13,528	$196,775
George E. Strickler	—	—	—
Mark J. Tervalon	—	849	9,871
Thomas A. Beaver	—	—	—
Vincent F. Suttmeier	—	—	—

Mr. Corey deferred a portion of his bonus and annual incentive payment earned in 2006, paid in 2007.

Potential Change in Control and Other Post-Employment Payments

In July 2007, we entered into an Amended and Restated Change in Control Agreement (the “CIC Agreement”) with each NEO and certain other senior management employees. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. We set the level of benefits at two times base and average incentive award (described in detail below) to remain competitive with our select peer group. Finally, all payments under the CIC Agreement are conditioned on a no-compete, non-solicitation and non-disparagement agreement. The change in control agreements replaced and superseded change in control agreements we previously entered into with these employees. The Committee determined that amending and restating prior agreements was necessary to comply with recently adopted final regulation under IRC Section 409A, to add a non-competition clause for our protection, to address ambiguity in the prior agreements and to add a conditional gross up of any excise tax imposed under IRC Section 280G.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a triggering event:

•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or

•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

If the events listed above occur and the executive delivers a release to the Company, the Company will be obligated to provide the following to the executive:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;

•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated on the assumption that 100% personal and Company goals were achieved;

•	continued life and health insurance benefits for twenty-four months following termination; and

•	a gross-up payment to provide the NEO with an amount, on an after-tax basis, equal to any excise taxes payable by the NEO under tax laws in connection with payments described above. However, if the NEO’s total payments described above fall above the 280G limit (within the meaning of IRC Section 280G) by 110% or less, then the total payments will be reduced to avoid triggering excise tax.

Upon a change in control as defined in the LTIP, the restricted common shares included on the Outstanding Equity Awards at Year-End table that are not performance-based vest and are no longer subject to forfeiture; the performance-based restricted common shares included on the Outstanding Equity Awards at Year End table vest and are no longer subject to forfeiture based on target achievement levels.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or if they die.

Value of Payment Presuming Hypothetical December 31, 2007 Termination Date

Assuming the events described in the table below occurred on December 31, 2007, each NEO would be eligible for the following payments and benefits:

			Change in Control
		Termination	and NEO resigns for
		Without	Good Reason or is
John C. Corey	Resignation	Cause	Terminated without Cause	Disability	Death

Base Salary	$—	$1,220,000	$1,220,000	$152,500	$—
Annual Incentive Award	—	904,027	1,075,064	—	—
Unvested and Accelerated Restricted Shares	—	928,837	1,466,496	301,500	301,500
Unvested and Accelerated Performance Shares	—	—	863,496	325,837	325,837
Deferred Compensation Plan	196,775	196,775	196,775	196,775	196,775
Health & Welfare Benefits	—	58,608	58,608	—	—
Tax Gross-Up	—	—	1,421,233	—	—

Total	$196,775	$3,308,247	$6,301,672	$976,612	$824,112

			Change in Control
		Termination	and NEO resigns for
		Without	Good Reason or is
George E. Strickler	Resignation	Cause	Terminated without Cause	Disability or Death

Base Salary	$—	$—	$630,000	$—
Annual Incentive Award	—	—	423,250	—
Unvested and Accelerated Restricted Shares	—	195,967	393,960	20,100
Unvested and Accelerated Performance Shares	—	—	333,660	135,667
Deferred Compensation Plan	—	—	—	—
Health & Welfare Benefits	—	—	33,053	—
Tax Gross-Up	—	—	665,116	—

Total	$—	$195,967	$2,479,039	$155,767

			Change in Control
		Termination	and NEO resigns for
		Without	Good Reason or is
Thomas A. Beaver	Resignation	Cause	Terminated without Cause	Disability or Death

Base Salary	$—	$—	$535,600	$—
Annual Incentive Award	—	—	240,933	—
Unvested and Accelerated Restricted Shares	—	75,335	159,594	11,457
Unvested and Accelerated Performance Shares	—	—	193,764	103,941
Deferred Compensation Plan	—	—	—	—
Health & Welfare Benefits	—	—	13,448	—
Tax Gross-Up	—	—	—	—

Total	$—	$75,335	$1,143,339	$115,398

			Change in Control
		Termination	and NEO resigns for
		Without	Good Reason or is
Mark J. Tervalon	Resignation	Cause	Terminated without Cause	Disability or Death

Base Salary	$—	$—	$556,500	$—
Annual Incentive Award	—	—	242,329	—
Unvested and Accelerated Restricted Shares	—	91,576	199,794	11,457
Unvested and Accelerated Performance Shares	—	—	233,964	120,182
Deferred Compensation Plan	9,871	9,871	9,871	9,871
Health & Welfare Benefits	—	—	32,442	—
Tax Gross-Up	—	—	427,305	—

Total	$9,871	$101,447	$1,702,205	$141,510

			Change in Control
		Termination	and NEO resigns for
		Without	Good Reason or is
Vincent F. Suttmeier	Resignation	Cause	Terminated without Cause	Disability or Death

Base Salary	$—	$—	$426,000	$—
Annual Incentive Award	—	—	130,864	—
Unvested and Accelerated Restricted Shares	—	69,192	137,484	11,457
Unvested and Accelerated Performance Shares	—	—	171,654	97,799
Deferred Compensation Plan	—	—	—	—
Health & Welfare Benefits	—	—	3,544	—
Tax Gross-Up	—	—	—	—

Total	$—	$69,192	$869,546	$109,256

Directors’ Compensation

Cash Compensation

Each director who is not an employee of the Company receives a retainer of $35,000 per year for being a director, $1,000 for attending each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors. The non-executive Chairman receives twice the annual retainer and Board meeting fees than the other directors. There is no additional fee received for attending committee meetings unless such meeting takes place on a day other than the same day as a meeting of the Board of Directors, in which case committee members receive $1,000 for attending such meetings and $500 when the meetings are held telephonically. The Audit Committee chairman receives additional compensation of $7,500 per year and the Compensation Committee chairman receives additional compensation of $4,000 per year. In addition in 2007, the chairperson of a Board special committee received additional compensation of $70,000 per year. Directors who are also employees of the Company are not paid additional compensation for serving as a director. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors’ and committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2007, each non-employee director who served on the Board of Directors was granted 5,100 restricted common shares except for Mr. Lasky who was granted 10,200 restricted common shares. The restrictions for those shares lapsed on February 26, 2008.

Deferred Compensation

A non-employee director may elect to have all or a portion of their retainer fees, meeting fees and equity compensation deferred until a future date pursuant to the Stoneridge, Inc. Outside Directors’ Deferred Compensation Plan. Directors may elect to defer receipt of the compensation for three or five years from the last day of the calendar year in which it was deferred or until the date the director separates from service. Amounts related to deferred cash compensation earn interest at a rate equal to the prime rate plus one percentage point, compounded quarterly. Distributions of deferred compensation may be made in one lump sum payment, five equal, annual installments or ten equal, annual installments.

Director Compensation Table

	Fees Earned	Stock
	or Paid	Awards
Name	in Cash	(1)	Total

Avery S. Cohen	$51,500	$50,278	$101,778
Jeffrey P. Draime	45,500	50,278	95,778
Sheldon J. Epstein	59,000	50,278	109,278
Douglas C. Jacobs	65,500	50,278	115,778
Kim Korth	117,583	50,278	167,861
William M. Lasky	109,500	100,555	210,055
Earl L. Linehan	66,000	50,278	116,278

(1)	The amounts included in the “Stock Awards” column represent compensation costs recognized by the Company in 2007 related to non-options awards to directors, computed in accordance with SFAS 123(R). For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. The grant date fair value of stock awards granted in 2007, computed in accordance with SFAS 123(R), was $120,666 for Mr. Lasky and $60,333 for each other director.

ADDITIONAL INFORMATION

Shareholders Proposals for 2009 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the Company’s 2009 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 1, 2008, for inclusion in the Company’s proxy statement and form of proxy relating to the 2009 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 12, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of the Company’s common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater-than-10% beneficial owners were complied with, except that Mr. Edward F. Mosel was late in filing one Form 4 relating to one transaction.

Other Matters

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above and FOR the proposal to ratify the appointment of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2008.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting and will, in effect, be votes against the proposal relating to the ratification of Ernst & Young. Director nominees who receive the greatest number of affirmative votes will be elected directors. The proposals to approve the ratification of Ernst & Young must receive the affirmative vote of a majority of the Company’s common shares present at the meeting. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the common shares voted at the meeting in person or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

AVERY S. COHEN,
Secretary
Dated: April 4, 2008

STONERIDGE, INC.	PROXY
The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1 and FOR proposal 2.
1.	Nominees for election as directors, each to serve until the next annual meeting of shareholders and until his successor has been duly elected and qualified:

John C. Corey Kim Korth	Jeffrey P. Draime William M. Lasky	Sheldon J. Epstein Earl L. Linehan	Douglas C. Jacobs

☐ FOR all nominees listed above (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTIONS: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below:

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	On such other business as may properly come before the meeting.

(CONTINUED ON REVERSE SIDE)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints John C. Corey, George E. Strickler and William M. Lasky, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc. to be held at the Grand Pavilion at the Avalon Inn located at 9519 East Market Street, Warren, Ohio 44484, on Monday, May 5, 2008, at 10:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.
     Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 4, 2008, is hereby acknowledged.

Dated	, 2008

Signature(s)

Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE